Exhibit 10.1

CONTRIBUTION AGREEMENT

by and among

DUKE REALTY LIMITED PARTNERSHIP,

DUKE/HULFISH, LLC

and

CBRE OPERATING PARTNERSHIP, L.P.

as of May 5, 2008

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) made and entered into as of the 5th day of May, 2008 (the “Effective Date”), by and among DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Duke”), DUKE/HULFISH, LLC, a Delaware limited liability company (the “Company”), and CBRE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“CBOP”). Duke and CBOP are herein each referred to as a “Member” and collectively as “Members”.

NOW, THEREFORE, in consideration of One Dollar ($1.00), the covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. Background and Definitions.

(a) The Company. The Company was formed in the State of Delaware on April 29, 2008 and is qualified to do business in states where the Projects are located. On the first Closing Date (as hereinafter defined), Duke and CBOP will enter into the Operating Agreement for the Company (the “Operating Agreement”), in the form attached hereto as Exhibit A. Each Member’s interest in the Company (the “Percentage Membership Interest”) shall be divided as follows: CBOP will own eighty percent (80%) of the membership interests of the Company (“CBOP’s Membership Interest”) and Duke will own twenty percent (20%) of the membership interests of the Company (“Duke’s Membership Interest”).

(b) The Land. All of the parcels of real property legally described in Exhibits B-1 through B-6 attached hereto, together with all right, title and interest of Duke in and to any land lying in the bed of any street (opened or proposed) adjacent to or abutting or adjoining thereto, and all privileges, rights of way, tenements, hereditaments and easements appurtenant, including, all minerals, oil or gas on or under such Land, development rights, air rights, water rights and any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining such Land (collectively, the “Land”).

(c) The Buildings. The buildings and improvements currently located or to be constructed on the Land, other than the Expansion Buildings, including, but not limited to, any and all structures, systems, facilities, fixtures, machinery, equipment and conduits and lines that provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto, each of which shall specifically be referred to by its common name as set forth in Exhibit C attached hereto (each a “Building” and collectively, the “Buildings”).

(d) Personal and Intangible Property. Duke’s interest in all items of personal property owned by Duke and located on the Land or used in connection with the ownership or operation of each Project (as hereinafter defined), along with any intangible property now or hereafter owned by Duke and used in the ownership or operation of each Project including, without limitation, any plans, drawings and specifications, surveys, soils reports, environmental studies, manuals, permits, licenses, approvals, guaranties, warranties, contract rights, agreements, equipment lease agreements, files regarding tenants, vendors and suppliers, utility agreements or other rights relating to the ownership, development, use or operation of each Project (collectively, the “Personal and Intangible Property”). The parties hereto acknowledge and agree that the cash balances of any accounts standing in the name of Duke on or before the Closing Date shall remain the property of Duke and shall not be included in the property to be contributed under this Agreement.

(e) Projects. Collectively, the Land, the Buildings and the Personal and Intangible Property shall collectively be referred to as “Projects,” and individually as a “Project.”

(f) Leases. Any licenses, occupancy agreements and leases, along with any amendments, subleases, sublicenses and assignments thereto, for the Projects which are in full force and effect as of the Closing Date (hereinafter defined).

(g) Tenant or Tenants. Each tenant that has executed or is otherwise bound by a Lease.

(h) Expansion Buildings. Defined in Section 7(c).

(i) Cap Rate. With respect to each Project, the Cap Rate set forth on Exhibit D attached hereto.

ARTICLE 2. Capital Contributions, Distributions and Loans.

(a) Agreed Value. The aggregate value of all of the Projects is TWO HUNDRED FORTY-EIGHT MILLION NINE HUNDRED THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($248,900,500.00) (the “Aggregate Agreed Value”). The value for each of the individual Projects (in each case, the “Agreed Value”) is set forth on Exhibit D attached hereto. The Agreed Value, and, accordingly, the Aggregate Agreed Value, is subject to adjustments as set forth in this Article 2.

The Agreed Value for each Project set forth in Exhibit D is based on the estimated annualized Base Rent (as hereinafter defined) for the 12 month period commencing on the first day of the month following the date of contribution of a Project, which are set forth in Exhibit D (“Estimated First Year Base Rent,” the estimated Base Rent for the entire term of the Lease shall be referred to as the “Estimated Base Rent”). Estimated First Year Base Rent includes any applicable Rent Subsidy (as defined below), but the Agreed Value for each Project set forth in Exhibit D does not account for adjustments to the Base Rent that would result from increases or decreases in the final construction costs for the Project. Accordingly, Duke and CBOP agree that if the Base Rent for a Project increases or decreases, the Agreed Value for such Project and the Aggregate Agreed Value will be amended to reflect the revised Base Rent for the 12 month period commencing on the first day of the month following the Closing Date of a Project (“Actual First Year Base Rent,” the actual Base Rent for the entire term of the Lease as determined after such increases or decreases shall be referred to as the “Actual Base Rent”). In the event that the Actual First Year Base Rent cannot be determined by the applicable Closing Date, Duke and CBOP will close using the Estimated First Year Base Rent; and post Closing, the Agreed Value will be recalculated and adjusted between the Company and Duke based on the Actual First Year Base Rent. The Agreed Value for such Project, other than Amazon at Anson, will be amended in its entirety to equal the result obtained by dividing the Actual First Year Base Rent by the applicable Cap Rate. Notwithstanding the foregoing, if, for any Project, other than Amazon at Anson, the Actual First Year Base Rent is more than one hundred five percent (105%) of the Estimated First Year Base Rent (“First Tier Base Rent”), the Agreed Value for such Project, other than Amazon at Anson, shall be calculated by adding the sum of: (i) the First Tier Base Rent divided by the applicable Cap Rate, and (ii) the present value of the Actual Base Rent in excess of one hundred five percent (105%) of the Estimated Base Rent over the term of the Lease, using a discount rate for each Project, other than Amazon at Anson, as set forth in Exhibit D. In the event that the Actual Base Rent is greater than the Estimated Base Rent for Amazon at Anson, the Agreed Value for Amazon at Anson shall be increased by the present value of the Actual Base Rent in excess of the Estimated Base Rent over the term of the Lease, using a discount rate of twelve percent (12%), up to a maximum amount of SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00).

(b) Capital Contributions and Distributions. At each Closing, CBOP shall make a cash contribution to the Company (“CBOP Cash Contribution”) equal to eighty percent (80%) of the difference between: (i) the Agreed Value(s) of the contributed Project(s), plus or minus prorations and costs set forth in this Article 2, and (ii) the net proceeds of any Loan or Loans for the contributed Projects. At each Closing, Duke shall contribute one or more Projects to the Company as set forth herein and shall be entitled to a cash distribution (“Duke Cash Distribution”) equal to the Agreed Value(s) of such contributed Project(s), plus or minus prorations and costs set forth in this Article 2, less twenty-five (25%) of the CBOP Cash Contribution. Such cash distribution shall be paid first from the net proceeds of any Loan or Loans for the applicable Project, with any remaining cash distribution paid by the Company from the proceeds of the CBOP Cash Contribution. CBOP and Duke hereby agree that the distribution of net Loan proceeds to Duke pursuant to this paragraph shall be paid directly from the lender to Duke upon closing of the Loan. CBOP and Duke agree that the twenty percent (20%) of the distribution to Duke from net Loan proceeds shall first be considered to be a debt financed distribution out of Duke’s allocable share of the Loan pursuant to Treasury regulation 1.707-5(b)(2), and that the remainder of the distribution to Duke from net Loan proceeds or the proceeds of the CBOP Cash Contribution shall be considered to be a reimbursement of pre-formation expenditures pursuant to Treasury regulation 1.707-4(d).

The estimated CBOP Cash Contributions and Duke Cash Distributions for each Project are contained in Exhibit L. The amounts set forth in Exhibit L shall be subject to being increased or decreased as set forth herein, and shall be adjusted for prorations and costs as set as set forth in this Article 2 and the amount of net Loan proceeds for each Project.

(c) Loans. Concurrently with each Closing and in accordance with the terms of the Operating Agreement, the Company shall endeavor to obtain debt financing of approximately 60% of the Agreed Value (or as otherwise agreed by the Members) for the applicable Project(s) being contributed (each, a “Loan”). Unless otherwise agreed to by the Members, each Loan will be obtained in accordance with Section 4.3(b) of the Operating Agreement.

(d) Prorations. The Company and Duke will prorate all income, taxes and expenses relating to each Project on a cash basis (i.e. based solely upon amounts payable in the year in which Closing occurs regardless of when they accrue) as of the applicable Closing Date, based on the Company’s and Duke’s respective periods of ownership.

(i) Pre-Closing Rent. Except as provided in subparagraph (ii) below, Duke shall pay or credit to the Company at the Closing all base or minimum rent (“Base Rent”) and estimated reimbursement payments of operating expenses, taxes and insurance (“Additional Rent”) paid by the Tenants under the Lease for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the Closing Date. Collectively, Base Rent and Additional Rent shall be referred to as the “Rent.”

(ii) Post-Closing Rent. After the Closing Date, the Company shall make good faith efforts (but without being required to institute any legal action against any Tenant) to collect all unpaid Rents for any period prior to the Closing Date. Any Rents due and owing Duke before the Closing by a Tenant under a Lease that are unpaid at the Closing Date, are herein called “Delinquent Rents”. There shall be no cash credit to Duke at Closing on account of any Delinquent Rents, but following Closing, rental and other payments received by the Company or Duke from a Tenant shall be first applied toward the payment of Rent and other charges then currently owed to the Company, then toward the actual out-of-pocket costs of collection paid to parties other than the managing agent of the applicable Project, and finally such Rents shall be applied toward the payment of Delinquent Rents.

(iii) Real Estate Taxes. Real estate taxes and assessments (“Taxes”) for each Project will be prorated between the Company and Duke on a cash basis, (i.e., Taxes first coming due during the year in which the Closing occurs will be prorated at Closing, regardless of the year to which such Taxes apply or are accrued.) If Taxes due during the year in which the Closing occurs have not been billed or are not ascertainable as of the Closing Date, proration of Taxes shall be based upon the most recently available bill for Taxes. Notwithstanding the foregoing, there will be no proration for Taxes to the extent the Lease requires Tenant to pay Taxes either directly to the taxing authorities or by annual reimbursement to Duke, rather than paying estimated amounts therefor to Duke as Additional Rent. Duke shall pay all Taxes due prior to Closing and the Company shall pay all Taxes due on or after Closing. At Closing, all prorations of Taxes shall constitute full settlement between the Company and Duke.

(iv) Tenant Security Deposits. The Company shall receive a credit, or Duke shall pay the Company, at Closing, an amount equal to the total amount of cash security deposits (and any accrued but unpaid interest thereon required by the applicable Lease to be paid to the Tenant) held by Duke pursuant to the Leases, less portions thereof which were applied by Duke after the date of this Agreement in accordance with the applicable Lease to cure defaults by Tenants under the Leases. At Closing, Duke will transfer to the Company any non-cash security held by Duke under the Leases to secure payment and performance under the Leases.

(v) Re-Proration and Reconciliation. The prorations made between Duke and the Company under this Article 2 may be based on estimates. Except as otherwise expressly provided herein, if any prorations made at Closing are based on estimates, then, when the actual amounts are finally determined, Duke and the Company shall re-prorate post Closing based on actual amounts, and Duke or the Company, as the case may be, shall make an appropriate payment to the other based on such re-proration. The re-proration shall be completed on or before June 1st of the year following the year of Closing. The Company shall be responsible for reconciling Additional Rent with the Tenants from and after the year of Closing.

(e) Rent Subsidies. In the event that the applicable Tenant has not commenced paying Base Rent or Additional Rent as of the Closing Date, Duke shall pay the Company on a monthly basis, in advance, to the extent a Tenant is not paying, Base Rent and/or Additional Rent under the terms of the Lease (“Rent Subsidy”) prorated based upon the amount of the Base Rent and Operating Expenses due from the Tenant for the first full month of the applicable Lease following any full or partial rent abatement period. Duke will control the timing of the Closing in the event that a Rent Subsidy is provided. The Members agree that the Rent Subsidy is not intended to be a guaranty of Rent, but rather a means to compensate the Company if Projects are contributed during any rent abatement period.

(f) Transaction Costs. Except as set forth below, all costs associated with the formation of and contributions to the Company (the “Transaction Costs”) will be borne by the Company, including but not limited to Loan Costs. As used herein, the term “Loan Costs” shall refer to origination fees, lender’s title insurance costs, lender costs and fees, legal fees of lender’s and borrower’s counsel, mortgage recording taxes and other costs and expenses incurred by the Company in connection with obtaining a Loan. Transaction Costs which are Loan Costs shall be deducted from the proceeds of the Loan. Notwithstanding the foregoing, transfer, recording and deed stamp taxes, intangible taxes (other than related to mortgages), recording costs, escrow closing costs, survey costs, and the cost of owner’s title insurance (“Contribution Closing Costs”) shall be divided between Duke and the Company in accordance with the local custom of the state and county in which each Project is located, with Duke deemed the seller and the Company deemed the buyer for the purpose of allocating Contribution Closing Costs. Each Member will bear the costs of its own financial and legal advisors in connection with the formation of the Company, including, without limitation, all due diligence costs incurred by such Member and not otherwise provided for above.

ARTICLE 3. Earnest Money.

Within one (1) business day after the Effective Date, CBOP shall deposit with First American Title Insurance Company, National Commercial Services Division, 30 N. LaSalle Street, Suite 310, Chicago, IL 60602 Attn: Steve Zellinger (“Escrow Agent”), earnest money in the amount of Four Million and No/100 Dollars ($4,000,000.00) (together with all interest earned thereon, the “Initial Earnest Money”). An additional earnest money deposit shall be made for each Project in an amount equal to two percent (2%) of the Agreed Value of such Project (in each case, together with all interest earned thereon, a “Project Earnest Money”). The Initial Earnest Money and all of the Project Earnest Money are collectively referred to as the “Earnest Money”. Each Project Earnest Money shall be deposited by CBOP with Escrow Agent upon notice from Duke that the Closing of such Project is scheduled to occur within forty-five (45) days. At Closing, a portion of the Initial Earnest Money in an amount equal to the product of the Initial Earnest Money multiplied by a fraction, the numerator of which is the Agreed Value of Project(s) being contributed and the denominator of which is the Aggregate Agreed Value (“Allocated Portion of the Initial Earnest Money”), along with the entire Project Earnest Money attributable to the applicable Project(s) (collectively, the Allocated Portion of the Initial Earnest Money and the applicable Project Earnest Money shall be referred to as the “Total Project Earnest Money”) shall be applied in full to the cash contribution payable by CBOP at the Closing for the applicable Project. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Duke and CBOP agree to promptly execute and deliver such notice or notices as shall be reasonably necessary to authorize Escrow Agent to make such disbursement.

ARTICLE 4. CBOP’s Inspections.

(a) Document and Physical Inspections. Except as set forth in Exhibit E-1 (the “Outstanding Diligence Items”), CBOP hereby acknowledges that it has received and shall review and inspect all of the due diligence items set forth on Exhibit E (the “Duke Deliveries”). Except as otherwise expressly provided herein, Duke makes no representation or warranty as to the truth, accuracy or completeness of the Duke Deliveries or any other studies, documents, reports or other information provided to CBOP by Duke. Subject to the Leases, CBOP and its agents shall have the right, from time to time prior to the Closing of the applicable Project, during normal business hours, to enter upon each Project to (i) perform non-invasive inspections, surveys, examinations, tests and studies as CBOP shall determine to be necessary or appropriate, all at CBOP’s sole cost and expense, including, a phase I environmental report and (ii) inspect the progress of the construction and development of the Project. Notwithstanding anything to the contrary, CBOP shall not conduct or allow any physically intrusive testing of, on or under any Project without the prior written consent of Duke, which consent shall not be unreasonably withheld, conditioned or delayed. CBOP agrees to give Duke reasonable advance telephonic notice of inspections by contacting Jason Sturman, Vice President of Fund Management at 317-808-6505 and to conduct such inspections during normal business hours to the extent practicable. CBOP agrees to conduct all inspections of the Projects in accordance with all applicable laws and in a manner that will not unreasonably interfere with the operations of Duke or Tenants thereon and will not harm or damage any Project or cause any claim adverse to Duke or any Tenant, and agrees to repair or restore each Project to its condition prior to any such examinations or surveys (to the extent practicable) immediately after conducting the same. CBOP shall not contact any Tenants concerning the Projects without Duke’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), however, CBOP shall have the opportunity to arrange interviews with the Tenants through Duke representatives subject to the availability of the Tenants. CBOP hereby indemnifies and holds Duke and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, subsidiary, trustee or other person or entity acting on Duke’s behalf or otherwise related to or affiliated with Duke (collectively, “Duke Related Parties”) harmless from and against any claims for injury or death to persons, damage to Project or other actual (but not consequential or punitive) losses, damages or claims, including, without limitation, claims of any Tenant(s) then in possession, and including, without limitation, in each instance, reasonable attorneys’ fees and litigation costs, resulting from (i) the entry on any Project by or any action of, any person or firm entering any Project on CBOP’s behalf as aforesaid or, (ii) any breach by CBOP of its obligations under this Article 4, or (iii) any liens caused by or on behalf of CBOP, which indemnity shall survive the applicable Closing and any termination of this Agreement; provided, however, that the foregoing indemnity shall not apply to: (i) the negligence of any of the Duke Related Parties or (ii) the mere discovery of a pre-existing condition. Prior to, and as a condition to any entry on a Project by CBOP or its agents for the purposes set forth herein, CBOP shall deliver to Duke a certificate of insurance evidencing comprehensive general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000.00 and excess umbrella coverage for bodily injury and Project damage in the amount of $5,000,000.00, in a form reasonably acceptable to Duke, covering any activity, accident or damage arising in connection with CBOP or agents of CBOP on any Project, and naming Duke, as an additional insured.

(b) Formal Inspection Period. With respect to all of the Projects other than Amazon at Anson, CBOP shall have until 5:00 p.m. Eastern Time on the Effective Date (the “Inspection Date”) to terminate this Agreement, by written notice delivered to Duke, if CBOP is not, for any reason, satisfied with the Projects, in which case the Earnest Money shall be returned to CBOP and neither party shall have any further obligations hereunder except for those obligations of CBOP that expressly survive termination as set forth in this Agreement. If CBOP fails to deliver written notice to Duke of its election to terminate this Agreement on or before 5:00 p.m. Eastern Time on the Inspection Date, then CBOP’s termination rights under this Article 4(b) with respect to all Projects other than Amazon at Anson shall be deemed to have been waived by CBOP, the Earnest Money shall be non-refundable, except as otherwise expressly set forth herein, and the parties shall proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. With respect to Amazon at Anson, CBOP shall have until 5:00 p.m. Eastern Time on May 23, 2008 (the “Anson Inspection Date”) to terminate this Agreement as to Amazon at Anson, by written notice delivered to Duke, if CBOP is not, for any reason, satisfied with the Amazon at Anson, in which case the Total Project Earnest Money relating to Amazon at Anson shall be returned to CBOP, and this Agreement shall otherwise continue in full force and effect. If CBOP fails to deliver written notice to Duke of its election to terminate this Agreement as to Amazon at Anson on or before 5:00 p.m. Eastern Time on the Anson Inspection Date, then CBOP’s termination right under this Article 4(b) with respect to Amazon at Anson shall be deemed to have been waived by CBOP, the remaining Earnest Money shall be non-refundable, except as otherwise expressly set forth herein, and the parties shall proceed with the Amazon at Anson transaction pursuant to the remaining terms and conditions of this Agreement.

ARTICLE 5. Title and Survey.

(a) Deed. At each Closing, Duke shall contribute the Project to the Company by limited or special warranty deed, or similar instrument to the Company or its wholly-owned subsidiary (each a “Deed”), which will be subject only to (i) all presently existing and future liens of unpaid taxes or assessments, water rates, water charges and sewer taxes, rents and charges, if any, not yet due and payable (but subject to Article 2(d)(iii)); (ii) all matters of public record affecting title to the Project waived or not objected to by CBOP pursuant to this Article 5 or otherwise reasonably acceptable to CBOP; (iii) the rights of the Tenant under the applicable Lease, as Tenant only; (iv) any matters created or caused solely by CBOP; (v) utility and access easements serving the Project on which the Buildings do not encroach, which are either necessary for the development and permitting of the Buildings or necessary for the development and permitting of buildings on adjacent land owned by Duke or its affiliates (which do not adversely affect the development, operations or expansion of the Project); (vi) dedications/conveyances of right of way as required by any governmental agency as part of a building plan approval, provided such conveyance does not adversely affect the development, operations or expansion of a Project and (vii) use restrictions of record that do not adversely affect the development, operations or expansion of the Project and are not violated by the Buildings or the intended operations thereof (collectively, the “Permitted Exceptions”).

(b) Title and Survey Review. CBOP hereby acknowledges that it has received and shall review title commitments (“Title Commitments”) issued by First American Title Insurance Company, whose address is 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602 (“Title Insurer”), as well as Duke’s existing surveys for the Projects (“Surveys”). Subject to Article 5(c), CBOP shall have until the Inspection Date (as defined below) to (i) examine title and survey for the Projects, and (ii) to give written notice to Duke of any objections that CBOP may have to title or survey (the “Title Objection Notice”). If CBOP shall fail to timely deliver the Title Objection Notice, CBOP shall be deemed to have waived such right to object to any title exceptions or defects. If CBOP does timely deliver the Title Objection Notice to Duke, Duke shall elect, by written notice delivered to CBOP within five (5) business days following Duke’s receipt of the Title Objection Notice (the “Cure Response Period”) to either endeavor to cure or satisfy any particular objection(s) at or prior to Closing or not to so cure or satisfy any particular title objection(s) (the “Title Response Notice”). Notwithstanding anything to the contrary contained in this Agreement, Duke, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed sixty (60) days, in order to undertake to cure or satisfy any particular objection(s) raised by CBOP in the Title Objection Notice, provided, however, that Duke shall notify CBOP, in writing, within three (3) days prior to the scheduled Closing Date, of its election to so adjourn the Closing. To the extent Duke shall fail to deliver the Title Response Notice to CBOP within the time required therefor or shall elect not cure any particular title objection(s) by Closing, then CBOP may elect, by written notice to Duke given within the earlier of (x) five (5) business days after delivery of the Title Response Notice or (y) the expiration of the Cure Response Period, either to (a) partially terminate this Agreement, however, such partial termination shall only affect the Project or Projects applicable to such failure of delivery or election, and this Agreement shall otherwise continue in full force and effect, in which case the Total Project Earnest Money shall be returned to CBOP by Escrow Agent and the parties shall have no further rights or obligations hereunder with respect to the terminated Project, except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement, without any reduction in the Purchase Price. Duke shall not be required to cure any matter objected to by CBOP, except that Duke shall be obligated to cure, release of record or omit from the title commitment at or prior to Closing the following: (i) the lien of any mortgage, deed of trust or trust deed evidencing any indebtedness (other than a Loan) owed, or voluntarily assumed or taken subject to by Duke, (ii) tax liens for delinquent Taxes, (iii) mechanics liens for work or materials supplied to the Project and (iv) broker’s liens filed pursuant to an agreement between Duke and a broker. If CBOP fails to so give Duke notice of its election within the timeframe required therefor, CBOP shall be deemed to have elected the option contained in subpart (b) above. If Duke does so reasonably cure or satisfy, or undertake to reasonably cure or satisfy, such objection to the satisfaction of CBOP, then this Agreement shall continue in full force and effect. CBOP shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

(c) Title Continuation and As-Built Survey. If any continuation, update or revision of the title commitments issued by the Title Insurer or the Surveys discloses any claim, lien or exception adversely affecting title to any Project other than the “Permitted Exceptions” and which CBOP is not willing to waive (a “Subsequent Defect”), CBOP shall give written notice thereof to Duke within five (5) business days after CBOP’s receipt of such continuation, update or revision. CBOP and Duke shall have the same rights regarding each Subsequent Defect as are provided in this paragraph with respect to matters set forth in a Title Objection Notice. At least ten (10) business days prior to the applicable Closing Date, Duke shall cause (i) the Title Insurer to provide CBOP with an update of the Title Commitment for the Project, and (ii) the As-Built Survey (hereinafter defined) for the Project.

ARTICLE 6. Operations Pending Closing.

After the Effective Date, with CBOP’s consent, not to be unreasonably withheld, conditioned or delayed (provided, however, CBOP’s consent shall be deemed granted in the event CBOP does not object in writing thereto within five (5) business days after Duke requests such consent from CBOP), Duke shall not enter into any new Lease or any modification, amendment, restatement, termination, or renewal of any Lease except for letters of understanding, certificates, punch lists and other documents contemplated by the applicable Lease; provided, however, Duke shall enter into such agreements if so required by a Lease (e.g. if a Tenant exercises a renewal option or expansion option). Duke shall promptly deliver a copy of any item described in the preceding sentence entered into or received by Duke following the Inspection Date. At or prior to Closing, with respect to the initial current terms under the Leases, Duke shall pay leasing commissions, tenant improvement costs, and before and after Closing, Duke shall be solely responsible for reimbursements to Tenants for tenant improvements and payment of allowances and profit sharing payments. Notwithstanding anything to the contrary in the previous sentence, the Company shall be responsible for leasing commissions (including commissions due to Duke or its affiliates pursuant to commission agreements included in Exhibit J attached hereto) and tenant improvement costs in connection with the extension or renewal of the initial current terms under the Leases, and for expansions of the Buildings, which are exercised by the Tenant after the Effective Date. At Closing, the Company shall assume those commission agreements set forth on Exhibit J attached hereto. The provisions of this paragraph of Article 6 shall expressly survive the final Closing.

Duke promptly shall deliver to CBOP a copy of any written notice of default given or received by Duke under any Lease from and after the Effective Date.

After the Effective Date, Duke shall have the right to enter into standard service, construction, materials and maintenance contracts necessary for operation or construction and maintenance of a Project (e.g. landscaping, security, parking lot sweeping, garbage removal, etc., or construction and materials contracts necessary for the completion of the Buildings), so long as such contracts are either: (i) at competitive rates and terminable upon thirty (30) days’ notice, or (ii) remain Duke’s sole responsibility and are not assigned at Closing. Duke’s execution of such contracts shall not require CBOP’s prior consent, however, except for contracts necessary for the completion of the Buildings, Duke shall provide a copy of each said contract to CBOP promptly after its full execution. Payments due from the owner of a Project under any contracts for the initial construction of such Project shall remain Duke’s sole responsibility. At or before a Closing, Duke shall terminate, without cost to the Company, any existing property management agreement for the applicable Project.

After the Effective Date, Duke also shall continue to maintain all casualty, liability and hazard insurance currently in effect with respect to the Projects to the extent such insurance is in place with respect to the Projects as of the Effective Date, or as required under the applicable Lease.

ARTICLE 7. Continuing Construction, Payment and Expansion Obligations.

(a) Completion of Construction. Duke, at its sole cost and expense, shall use diligent, good faith efforts to complete the Buildings (and the landlord’s work) in a good, workmanlike and expeditious manner, in material compliance with all applicable laws, regulations, codes, ordinances and restrictive covenants and in accordance, in all material respects, with: (i) the plans, drawings and specifications for such Buildings presented to CBOP, and (ii) the applicable provisions of the Leases. Duke shall, at its sole expense: (i) maintain or cause to be maintained, all licenses, certificates, permits and approvals necessary for the completion of construction, (ii) repair or cause to be repaired any damage to the Buildings occasioned by construction activities, (iii) remove or cause to be removed from the Project all debris, unused building materials and all other unsightly materials pursuant to Duke’s customary construction practices and (iv) obtain all certificates of occupancy required for the use and occupancy of the Project. Duke shall be solely responsible for any construction cost overruns at a Project except as otherwise set forth in the applicable Lease. In addition, as and when Duke achieves substantial completion of the shell Building for each Project, Duke promptly shall give written notice thereof to CBOP.

(b) Post-Closing Construction and Payment Obligations of the Landlord. As and when Projects are contributed to the Company, Duke shall retain, at its expense and without reimbursement from the Company, sole responsibility to perform the construction obligations required of the Landlord under the Leases in connection with the construction of the Projects, including, but not limited to the construction and installation of tenant improvements, fixtures and personal property, performance under construction warranties in favor of Tenants, all to the extent set forth in the Leases, and the performance and/or payment of those matters more fully described in Exhibit N attached hereto (the “Post-Closing Construction and Payment Obligations”).

(c) Expansion Obligations. With respect to Amazon at Anson, the Lease provides for the construction and lease of an additional building (the “Expansion Building”) on land not included with the boundaries of such Project. Accordingly, at the Closing of the contribution of Amazon at Anson, Duke shall execute, acknowledge and deliver to the Company an option to purchase (“Option Agreement”), in recordable form, granting to the Company an option to purchase the site of the Expansion Building (the “Option Land”) at a purchase price equal to the fair market value of the Option Land as determined between the Company and Amazon.com.indc LLC, a Delaware limited liability company (“Amazon”), in accordance with the terms of Addendum 7 of the Lease with Amazon. The option to purchase shall be exercisable upon the exercise of the Tenant’s option for the construction and lease of the Expansion Building.

The provisions of this Article 7 shall expressly survive the final Closing.

ARTICLE 8. CBOP’s Conditions to Closing.

(a) Conditions. CBOP’s obligation to close on a Project under this Agreement is subject to the satisfaction at the time of the Closing of the following conditions for the applicable Project (any one of which may be waived in whole or in part by CBOP by notice given in accordance with Article 19 at or prior to Closing):

(i) Duke shall have performed and satisfied each and all of Duke’s obligations under this Agreement with respect thereto.

(ii) Each and all of Duke’s representations and warranties set forth in this Agreement shall be true and correct in all material respects at the Effective Date and the applicable Closing Date.

(iii) Duke shall have delivered to CBOP and the Company a tenant estoppel certificate executed by the Tenant for such Project(s) in the form required by such Tenant’s Lease or substantially in the form attached hereto as Exhibit F (each, a “Tenant Estoppel Certificate”). Any qualification of any assertion in the Tenant Estoppel Certificate regarding the status of the performance of any of landlord’s obligations under the Lease that such assertion is made “to Tenant’s knowledge” or similar qualification made by a Tenant shall be acceptable.

(iv) Title Insurer shall be prepared, and irrevocably committed, to issue an ALTA Owners Title Insurance Policy, to be dated effective no earlier than the Closing Date, that (i) is in the form customarily used for similar transactions in state in which the Project is located, (ii) is in at least the face amount of the Agreed Value, (iii) shows fee title to the Project to be vested of record in Company, and (iv) provides for no title exceptions other than the Permitted Title Exceptions.

(v) Duke shall have delivered to CBOP: (1) an architect’s G704 certificate of substantial completion for the shell building, (2) delivery of a certificate of occupancy or temporary certificate of occupancy for the shell building and all completed Tenant space (to the extent available in the applicable jurisdiction), (3) evidence of the commencement of the applicable Lease, and acceptance of space (including the landlord’s work under the Lease) by the applicable Tenant (which acceptance may be included in the Tenant Estoppel Certificate), subject only to completion of minor punch list items, which punch list items Duke shall complete, at its sole expense, after the Closing as soon as reasonably possible, (4) satisfaction of all conditions under a Lease required for each Tenant to begin paying full rent (subject to any rent concession covered by the Rent Subsidy), (5) evidence satisfactory to CBOP indicating payment of all materials in place and labor performed with respect to the work covered by the G704 certificate, (6) a then current “as built” survey of the Project (the “As-Built Survey”) prepared by a surveyor licensed in the state in which the Project is located and in compliance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (including items 2, 3, 4, 5, 7(a), &(b)(1), 7(c), 8,9,10,13, 16, 17 and 18 of Table A thereof) and (7) evidence that any purchase option, right of first offer or right of first refusal of the Tenant under the applicable Lease that became effective upon the occurrence of substantial completion has terminated or been waived.

(vi) Following the Inspection Date, the Tenant of the Project has not commenced a voluntary case or been the subject of a petition for involuntary bankruptcy under the United States Bankruptcy Code (Title 11 of the United States Code).

(vii) In the case of certain of the Projects, the satisfaction of the conditions precedent set forth in Exhibit O attached hereto (the “Additional CBOP Conditions”).

(viii) Neither Landlord nor Tenant shall, as of the Closing Date, have an uncured default under the Lease.

Upon learning of a failure of a condition in this Article 8, or any other condition in this Agreement, CBOP shall promptly notify Duke thereof, and Duke shall have thirty (30) days to cure said failure, or in the event that the failure of the condition cannot be cured within thirty (30) days, provided that Duke shall have commenced to cure such failure within such thirty (30) day period and thereafter shall diligently and continuously prosecuted such cure, the aforesaid thirty (30) day period shall be extended for an additional sixty (60) days (“Condition Cure Period”), and the Closing Date shall be extended for a period not to exceed the Condition Cure Period. If on the Closing Date (as may be extended hereby) the conditions of this Article 8 have not been satisfied, then, at CBOP’s option, CBOP shall not be obligated to close on the Project for which the conditions have not been satisfied, the Total Project Earnest Money for the applicable Project shall be returned to CBOP. The failure of a condition set forth in this Article 8 shall not be deemed a breach of this Agreement, unless such failure is a default in another express provision of this Agreement.

ARTICLE 9. Duke’s Conditions to Closing.

(a) Conditions. Duke’s obligation to close under this Agreement is subject to the satisfaction at the time of the Closing of the following conditions (any one of which may be waived in whole or in part by Duke (by notice given in accordance with Article 19) at or prior to Closing):

(i) Duke receiving all corporate and partnership approvals to complete this transaction required under the documents governing its formation and operation. In the event this condition is not satisfied on or prior to April 30, 2008 (“Approval Date”), Duke may deliver written notice thereof to CBOP on or before the Approval Date, whereupon this Agreement shall cease and terminate, the Earnest Money shall be returned and paid to CBOP, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement. In the event that Duke terminates this Agreement as set forth in this Article 9, Duke shall reimburse CBOP for its actual, out of pocket due diligence costs and attorneys’ fees in an amount not to exceed One Hundred Thousand and 00/100 ($100,000.00), upon presentation by CBOP of actual invoices, receipts, agreements or other proof of payment reasonably requested by Duke, which obligation to reimburse shall survive the termination of this Agreement. If Duke fails to so notify CBOP on or before the Inspection Date, this condition shall be deemed waived.

(ii) CBOP and the Company shall have performed and satisfied each and all of their respective obligations under this Agreement and the representations and warranties of CBOP and the Company hereunder shall be true and correct in all material respects at the Effective Date and the applicable Closing Date.

ARTICLE 10. Closings.

(a) Time. Notwithstanding anything to the contrary, the Closing Date for Amazon at Anson and Unilever Texas shall occur on the same day. The Closing of the contribution of each Project shall take place in escrow with the Escrow Agent, or at such other location as the Members shall mutually designate. Each Closing shall take place at 10 a.m. Eastern Time on the date that is ten (10) days after the conditions precedent have been satisfied with respect to the applicable Project(s) or on such earlier date and at such other location as the Members may agree (each a “Closing Date”).

(b) Duke Closing Deliveries. At each Closing, Duke shall deliver the following documents, in the form reasonably satisfactory in form and substance to Duke, CBOP and, where applicable, the Title Insurer, properly executed and acknowledged as required:

(i) The Deed;

(ii) Original counterparts of the Operating Agreement and that certain Qualified Future Asset Investment Agreement in the form attached hereto as Exhibit P (the “Future Asset Agreement”), each executed by Duke, if not previously delivered;

(iii) All counterparts and documents reasonably required by the Company’s lender from Duke for the Loan(s) relating to the applicable Project(s) and in accordance with the Operating Agreement;

(iv) A certification of non-foreign status in the form attached hereto as Exhibit K;

(v) Evidence reasonably satisfactory to the Title Insurer respecting the due organization of Duke, and the due authorization and execution by Duke of this Agreement and the documents required to be delivered hereunder;

(vi) An affidavit of title or other affidavit customarily required of Duke by the Title Insurer to remove the standard mechanics’ liens and parties in possession exceptions from an owner’s title insurance policy;

(vii) A Closing Statement, prepared by Duke and agreed to by CBOP (the “Closing Statement”);

(viii) An Assignment and Assumption Agreement assigning and transferring to the Company all right, title and interest of Duke in and to the Lease for the Project, the Security Deposits, the Commission Agreements, the Service Contracts and other items and substantially in the form attached hereto as Exhibit G (the “Assignment”);

(ix) Original tenant notification letters for each Tenant under a Lease in a form reasonably satisfactory to Duke and CBOP;

(x) Such further instructions, documents and information, including, but not limited to a Form 1099-S, as Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement;

(xi) Such transfer tax, certificate of value or other similar documents customarily required of sellers in the jurisdiction in which the Project is located;

(xii) If applicable, a Rent Subsidy Agreement pursuant to Article 2(e);

(xiii) If applicable, the original letter of credit and the instruments transferring the same to the Company pursuant to Article 2(d)(iv);

(xiv) Except as otherwise set forth on Exhibit O, if the Project is located within a planned unit development governed by a declaration of covenants, conditions and restrictions (“CCRs”), an estoppel certificate addressed to the Company, dated not earlier than thirty (30) days before the Closing Date, from the declarant or property owners’ association having jurisdiction over the Project indicating that (i) no fees or assessments levied against the Project are unpaid, (ii) to the knowledge of the certifying party, the Project is not in violation of the CCRs and (iii) any right of first refusal or first offer under the CCRs has been waived with respect to the conveyance of the Project to the Company;

(xv) A “bring down” certificate with respect to the representations and warranties of Duke set forth in Article 14(c);

(xvi) A quitclaim bill of sale and general assignment transferring to the Company all right, title and interest of Duke in and to the Personal and Intangible Property and substantially in the form attached hereto as Exhibit M;

(xvii) An executed original of the Lease applicable to the Project;

(xviii) In the case of the Projects located in Whitestown, Indiana, an executed Option Agreement;

(xix) Original counterpart of the assignment and assumption agreement attached hereto as Exhibit Q; and

(xx) Such other documents or instruments reasonably necessary to consummate the Closing.

(c) Company Closing Deliveries. At each Closing, Duke and CBOP shall each cause to be delivered, the following documents, reasonably satisfactory in form and substance to Duke, CBOP and, where applicable, the Title Insurer, properly executed and acknowledged as required:

(i) All counterparts and documents reasonably required by lender from the Company for the Loan(s) relating to the applicable Project(s);

(ii) Evidence reasonably satisfactory to the Title Insurer respecting the due organization of the Company (and any wholly-owned subsidiary of the Company that will hold title if applicable) and the due authorization and execution by the Company of this Agreement and the documents required to be delivered hereunder;

(iii) Original counterparts of the Closing Statement and the Assignment, in accordance with the Operating Agreement;

(iv) Such further instructions, documents and information, including, but not limited to a Form 1099-S, as Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement;

(v) Such transfer tax, certificate of value or other similar documents customarily required of buyers in the county in which the Project is located;

(vi) Original counterpart of the assignment and assumption agreement attached hereto as Exhibit Q; and

(vii) Such other documents or instruments reasonably necessary to consummate the Closing.

(d) CBOP Closing Deliveries. At each Closing, CBOP shall deliver, the following payments and documents, reasonably satisfactory in form and substance to Duke, CBOP and, where applicable, the Title Insurer, properly executed and acknowledged as required:

(i) CBOP Cash Contribution in accordance with the terms of the Operating Agreement and this Agreement;

(ii) Original counterparts of the Operating Agreement and the Future Asset Agreement, each executed by CBOP, if not previously delivered;

(iii) All counterparts and documents reasonably required by lender from CBOP for the Loan(s) relating to the applicable Project(s) and in accordance with the Operating Agreement;

(iv) An original counterpart of the Closing Statement;

(v) Evidence reasonably satisfactory to the Title Insurer respecting the due organization of CBOP and the due authorization and execution by CBOP of this Agreement and the documents required to be delivered hereunder;

(vi) A “bring down” certificate with respect to the representations and warranties of CBOP set forth in Article 14(a);

(vii) Such other documents or instruments reasonably necessary to consummate the Closing.

ARTICLE 11. Default.

(a) Duke Default. In the event of a default by Duke under the terms of this Agreement which is not cured by Duke within five (5) business days after receipt of written notice thereof given by CBOP, CBOP’s sole and exclusive remedies shall be to either: (a) partially terminate this Agreement with respect to the Project or Projects for which Duke is in default, however that such partial termination shall only affect the Project or Projects for which Duke is in default, and the Agreement shall otherwise continue in full force and effect, and upon such termination CBOP will receive a refund of the applicable Total Project Earnest Money from Escrow Agent and the parties shall have no further rights or obligations hereunder with respect to the applicable Project, except for those which expressly survive such termination, or (b) provided CBOP has tendered all of its required closing documents and has the funds available to close on or before the scheduled Closing Date, seek specific performance of Duke’s obligations under this Agreement with respect to the Project or Projects for which Duke is in default; provided that any action by CBOP for specific performance must be filed, if at all, within sixty (60) days after Duke’s default, and the failure to file within such period shall constitute a waiver by CBOP of such right and remedy. If CBOP shall not have filed an action for specific performance within the aforementioned time period, CBOP’s sole remedy shall be to terminate this Agreement in part in accordance with clause (a) above and to exercise any other remedies available to it under the Operating Agreement or any other agreement between CBOP and Duke. Other than the remedies set forth herein, CBOP waives all other claims and causes of action against Duke for breach of Duke’s obligations.

Notwithstanding anything herein to the contrary, in the event that any Lease has been terminated prior to the contribution of the Project applicable thereto, so long as such termination did not result from a default by Duke under either the Lease or under this Agreement, CBOP’s sole remedy shall be to partially terminate this Agreement with respect to such Project and receive a return of the applicable Total Project Earnest Money; in the event that CBOP elects to waive the conditions relating to such Lease set forth in Article 8(a) and proceed to Closing, Duke and CBOP agree to extend the Closing Date to work in good faith to agree on a new Agreed Value for the Project, but in the event that, notwithstanding such good faith efforts, the parties are unable to agree on a new Agreed Value within thirty (30) days after

CBOP’s receipt of notice of such Lease termination, CBOP’s sole remedy shall be to partially terminate this Agreement with respect to such Project and receive a return of the applicable Total Project Earnest Money.

(b) CBOP Default. In the event of a default by CBOP under the terms of this Agreement which is not cured by CBOP within five (5) business days after receipt of written notice thereof given by Duke, Duke may, as its sole and exclusive remedy, partially terminate this Agreement with respect to the Project or Projects for which CBOP is in default, however that such partial termination shall only affect the Project or Projects for which Duke is in default, and the Agreement shall otherwise continue in full force and effect, and upon such termination the Escrow Agent shall disburse the Total Project Earnest Money for such Project or Projects for which CBOP is in default to Duke, and Duke shall be entitled to retain such Total Project Earnest Money for such default of CBOP, whereupon the parties shall have no further rights or obligations hereunder with respect to the applicable Project, except for those which expressly survive such termination. It is hereby agreed that Duke’s damages in the event of a default by CBOP hereunder are uncertain and difficult to ascertain, and that the Total Project Earnest Money constitutes a reasonable liquidation of such damages for failure to close with respect to such Project, and is intended not as a penalty, but as liquidated damages. This provision shall expressly survive the termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall waive or diminish any right or remedy Duke may have at law or in equity for CBOP’s default or breach of Article 4(a) of this Agreement.

ARTICLE 12. Entire Agreement. The parties understand and agree that their entire agreement is contained herein and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Agreement. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Agreement. This Agreement may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

ARTICLE 13. Damage or Destruction; Condemnation.

(a) Casualty. In the event of any damage or destruction of one or more Projects, then, as long as: (i) the damage or destruction was fully insured (or if Duke agrees to pay for the entire cost of repairing said damage or destruction if it was not insured (or was underinsured)), (ii) all abatements of rent due to Tenants as a result of such damage or destruction are reimbursed by rent loss insurance or a binding, unconditional agreement by Duke in form and substance satisfactory to CBOP to cover such abatement, (iii) Duke pays to the Company any applicable deductible, (iv) the damage or destruction would not permit the Tenant(s) of the Project to terminate its Lease, and (v) the repairs and restoration can be fully completed within one hundred fifty (150) days after the damage or destruction then Duke, the Company and CBOP shall proceed to Closing. If the conditions of subsections (i), (ii) (iii), (iv) and (v) above are not satisfied, then, within twenty (20) days after Duke confirms in writing to CBOP of the failure of said conditions, CBOP may elect to proceed to Closing (and Duke shall assign to the Company any rights of Duke to any insurance proceeds, if any), or partially terminate this Agreement as to the affected Project, however that such partial termination shall only affect the Project or Projects for which Duke is in default, and the Agreement shall otherwise continue in full force and effect. Upon such partial termination, CBOP will receive a refund from Escrow Agent of the applicable Total Project Earnest Money.

(b) Condemnation. If all or part of a Project is taken by condemnation, eminent domain or by agreement in lieu thereof, or any proceeding to acquire, take or condemn all or part a Project is threatened or commenced (collectively, a “Taking”), which allows a Tenant to terminate its Lease (and said Tenant does not agree to waive its termination right) or affects more than ten percent (10%) of an affected Project or would restrict (on a permanent basis) ingress and egress to and from the Project or result in a permanent loss of five percent (5%) or more of the parking spaces at the Project (the occurrence of any of the foregoing Takings being hereinafter referred to as a “Material Taking”), CBOP may either (1) partially terminate this Agreement as to the affected Project and receive a refund from Escrow Agent of the applicable Total Project Earnest Money, however that such partial termination shall only affect the Project or Projects for which a Taking is applicable, and the Agreement shall otherwise continue in full force and effect, or (2) proceed to Closing in accordance with the terms hereof, without reduction in the Aggregate Agreed Value. If Duke has received payments from the condemning authority and if CBOP elects to proceed to Closing, Duke shall credit the amount of said payment (not already used by Duke to repair any damage from said condemnation) against the Aggregate Agreed Value at the Closing. If a Taking is not a Material Taking, then the parties shall proceed to Closing in accordance with the terms hereof, without reduction in the Aggregate Agreed Value, and Duke shall credit the amount of said payment (not already used by Duke to repair any damage from said condemnation) against the Aggregate Agreed Value at the Closing.

(c) Duke shall immediately notify CBOP of any damage or destruction to the Project or any notice received by Duke regarding the threatening of or commencement of condemnation or similar proceedings.

ARTICLE 14. Representations and Warranties.

(a) Representations and Warranties of CBOP. CBOP hereby represents and warrants to Company and Duke as of the Effective Date as follows:

(i) CBOP is a duly organized and validly formed limited partnership under the laws of the State of Delaware and is not subject to any involuntary proceeding for dissolution or liquidation thereof. The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon CBOP and the signatories hereto. To CBOP’s knowledge, the consummation of the transaction herein contemplated and the compliance by CBOP with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which CBOP is bound.

(iii) Executive Order. (a) CBOP is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person” (as defined below), (b) to CBOP’s actual knowledge, none of the funds or other assets of CBOP constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to CBOP’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any CBOP (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(b) Survival. The representations and warranties of CBOP in Article 14(a) shall survive the final Closing for a period of one hundred eighty (180) days. As used in Article 14(a), the phrase “CBOP’s actual knowledge” or any derivation thereof shall mean the actual knowledge of Jack A. Cuneo, President of CB Richard Ellis Realty Trust, the general partner of CBOP.

(c) Representations and Warranties of Duke. Subject to the disclosures expressly set forth in Exhibit H attached hereto and made a part hereof (the “Disclosure Items”) or matters disclosed in the Duke Deliveries, Duke hereby represents and warrants to Company and CBOP as of the Effective Date as follows:

(i) Lease Exhibit. The only leases or other occupancy agreements to which Duke is a party or is bound affecting any Project are set forth in the Lease Exhibit attached hereto as Exhibit I (the “Lease Exhibit”). The Lease Exhibit shall from time to time be updated pursuant to matters permitted under the terms of Article 6, and each update shall not constitute a breach of warranties, provided that any new matters are permitted hereunder. Duke shall provide an updated version of the Lease Exhibit to CBOP and the Company to be attached as an exhibit to the Assignment at Closing. With respect to each Lease set forth in the Lease Exhibit, (i) the Lease is in full force and effect and has not been further amended or modified except as otherwise set forth in the Lease Exhibit, or from time to time permitted under the terms of Article 6, and (ii) the Tenant has not notified Duke, in writing: (A) requesting a reduction in the rent payable under the Lease, (B) advising Duke that the Tenant intends to assign its interest under the Lease, (C) requesting any modification or termination of the Lease or (D) indicating that such Tenant has commenced a voluntary case or has had entered against it an order for relief under the U.S. Bankruptcy Code (Title 11 of the United States Code).

(ii) Agreements. Duke has not entered into any management agreement, or agreement for provision of services or supplies, or other contract which will be binding on the Company or any Project after the Closing except for the service contracts listed in Exhibit J attached hereto (to the extent assignable), the Leases and matters of public record set forth in the title commitments issued by the Title Insurer and provided to CBOP. Duke has not entered into any leasing commission agreements that have outstanding obligations for payment of commissions by the landlord that shall be binding on the Company except as set forth on Exhibit J. Exhibit J shall from time to time be updated pursuant to matters permitted under the terms of Article 6, and such updates shall not constitute a breach of warranties.

(iii) No Litigation/Violations. There are no pending nor has Duke received written notice of any threatened claims, litigation, suits, administrative hearings, notices of violation, actions or proceedings by any organization, person, individual or governmental agency against Duke or any of its affiliates with respect to the Projects or against any Project that may (i) materially impair Duke’s ability to perform its obligations under this Agreement or the Operating Agreement, (ii) materially impair the development, construction, leasing, operation or use of any Project as contemplated by this Agreement or (iii) impose on the The Company a monetary obligation in excess of $25,000.00.

(iv) Authority. Duke is a duly organized and validly formed limited partnership under the laws of the State of Indiana, is qualified to do business in states in which the Projects are located and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

(v) Non-Foreign Status. Duke is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.

(vi) Authority of Signatories; No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Duke and the signatories hereto. To Duke’s knowledge, the consummation of the transaction herein contemplated and the compliance by Duke with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Duke is bound.

(vii) Executive Order. (a) Duke is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person” (as defined below), (b) to Duke’s actual knowledge, none of the funds or other assets of Duke constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Duke’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Duke (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(viii) Condemnation. There are no pending nor has Duke received written notice of any threatened suits, actions or proceedings with respect to all or part of any Project for condemnation.

(ix) Environmental. Duke has received no written notice (that remains uncured) from any governmental agency requesting that either the owner or Tenant of a Project undertake any corrective or remedial action or requiring any payment for violation of any applicable environmental law, rule, regulation, directive or code.

(x) Tax Abatements. Duke has received no written notice (that remains uncured) from any governmental agency asserting a violation under or the termination of any existing tax abatement for the Projects, which tax abatement agreements are in full force and effect.

(d) Survival. The representations and warranties of Duke in Article 14(c) shall survive the final Closing for a period of one hundred eighty (180) days.

(e) Duke’s Knowledge. As used herein, the phrase “Duke’s knowledge” or any derivation thereof shall mean the actual knowledge of: (i) Jason Sturman, Vice President of Fund Management, and, as to each project individually, the Senior Vice President having primary responsibility for the applicable Project, such individuals being officers of Duke Realty Corporation, the general partner of Duke. It shall be a condition to the Closing for each Project that the representations and warranties contained in Article 14(c) are true and correct in all material respects at Closing for the applicable

Project. In the event that Duke or CBOP obtains actual knowledge that any of said representations or warranties becomes inaccurate between the Effective Date and any Closing, Duke or CBOP, as applicable, shall immediately notify the other party in writing of such change (a “Notice of Inaccuracy”). The Closing for the applicable Project shall be automatically extended up to thirty (30) days in order to allow Duke to cure such change if Duke elects, by written notice delivered to CBOP within five (5) business days after Duke’s receipt of a Notice of Inaccuracy. In the event Duke so cures such change by the Closing Date (as the same may be extended pursuant to this Article 14), this Agreement shall remain in full force and effect. If Duke does not cure such change by the applicable Closing Date (as the same may be extended pursuant to this Article 14), CBOP may either (a) partially terminate this Agreement by written notice to Duke, however that such partial termination shall only affect the Project or Projects for which Duke is in default, and the Agreement shall otherwise continue in full force and effect, in which case the Total Project Earnest Money shall be returned to CBOP and the parties shall have no further rights or obligations hereunder with respect to the applicable Project, except for those which expressly survive such termination, or (b) waive such right to partially terminate by proceeding with the Closing pursuant to the remaining terms and conditions of this Agreement without any reduction in the Agreed Value. In the event CBOP elects option (b) in the preceding sentence, the representations and warranties shall be deemed to be automatically amended to reflect said change. In the event a Notice of Inaccuracy is given by Duke to CBOP, the parties shall have the same rights and remedies as in the case of a Notice of Inaccuracy given by CBOP to Duke.

ARTICLE 15. Disclaimer. Subject to the express representations of Duke in Article 14(c) or in the documents delivered by Duke pursuant to Article 10(b), it is understood and agreed that Duke is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Project, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Projects with governmental laws, the truth, accuracy or completeness of the documents or any other information provided by or on behalf of Duke to CBOP and the Company, or any other matter or thing regarding the Project. Subject to the express representations of Duke in Article 14(c) or in the documents delivered by Duke pursuant to Article 10(b), CBOP and the Company acknowledge and agree that upon each Closing, Duke shall sell and convey to the Company and the Company shall accept each Project “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent otherwise expressly provided in this Agreement. Subject to the express representations of Duke in Article 14(c) or in the documents delivered by Duke pursuant to Article 10(b), CBOP and the Company have not relied and will not rely on, and Duke is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Project or relating thereto (including specifically, without limitation, Duke’s Deliveries) made or furnished by Duke, or any real estate broker or agent representing or purporting to represent Duke, to whomever made or given, directly or indirectly, orally or in writing. CBOP represents to Duke that CBOP has conducted, or will conduct prior to Closing, such investigations of the Project, including but not limited to, the physical and environmental conditions thereof, as CBOP deems necessary (subject to the limitations of Article 4(a)) to satisfy itself as to the condition of the Project and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Projects, and will rely solely upon same and not upon any information provided by or on behalf of Duke or its agents or employees with respect thereto, other than such representations, warranties and covenants of Duke as are expressly set forth in this Agreement or in the documents delivered by Duke pursuant to Article 10(b). Subject to the express representations of Duke in Article 14(c) or in the documents delivered by Duke pursuant to Article 10(b), upon each Closing, the Company shall assume the risk that adverse matters relating to the contributed Projects, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by CBOP’s investigations. Nothing in this Article 15 shall be construed to modify amend or void any construction warranties assigned to the Company at Closing pursuant to the Assignment.

ARTICLE 16. Limitation of Liability. Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Duke, and the maximum aggregate amount which may be awarded to and collected by CBOP and the Company (including, without limitation, for any breach of any representation, warranty and/or covenant by Duke) under this Agreement or any documents executed pursuant hereto or in connection herewith, (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed Eight Million and No/100 Dollars ($8,000,000.00); and (b) no claim by CBOP or the Company alleging a breach by Duke of any representation, warranty and/or covenant of Duke contained herein or in any of the Other Documents may be made, and Duke shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by CBOP or the Company alleging a breach by Duke of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000.00) (the “Floor Amount”), in which event Duke’s liability respecting any such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above. This provision shall expressly survive the Closing or the termination of this Agreement.

ARTICLE 17. Broker. Each party represents hereby to the other that it dealt with no broker other than CB Richard Ellis (the “Broker”) in the consummation of this Agreement and each party indemnifies the other from any claim arising from the failure of such representation by the indemnifying party. Any compensation due to Broker shall be the sole responsibility of, and be timely paid by, Duke. This Article 16 shall expressly survive Closing.

ARTICLE 18. Recording. It is agreed hereby that this Agreement shall not be filed for recording with any governmental body.

ARTICLE 19. Notices. Any notice or communication which may be or is required to be given pursuant to the terms of this Agreement shall be in writing and shall be sent to the respective party at the address set forth below, postage prepaid, by Certified Mail, Return Receipt Requested, or by a nationally recognized overnight courier service that provides tracing and proof or receipt of items mailed or by facsimile transmission with a hard copy sent by mail, or to such other address as either party may designate by notice similarly sent. Notices shall be effective upon receipt.

To Duke or the Company:	Duke Realty Corporation
600 E 96th Street, Suite 100
Indianapolis, IN 46240
Attn: Nick Anthony
Telecopy: (317) 808-6794

With a copy to:	Duke Realty Corporation
3950 Shackleford Road, Suite 300
Duluth, GA 30096
Attn: Angela Hsu, Esq.
Telecopy: (770) 717-2413

With an additional copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: Jay G. Farris, Jr.
Telecopy: (404) 253-8587

To CBOP:	CBRE Operating Partnership, L.P.
c/o CB Richard Ellis Realty Trust
17 Hulfish Street, Suite 280
Princeton, New Jersey 08542
Attn: Jack A. Cuneo
Telecopy: (609) 683-8684

With copy to:	CB Richard Ellis Investors, LLC
800 Boylston Street #1475
Boston, Massachusetts 02199
Attn: Gary R. Jaye
Telecopy: (617) 425-2801

With an additional copy to	Kirkpatrick & Lockhart Preston Gates Ellis LLP
599 Lexington Avenue
New York, New York 10022-6030
Attn: Jeffrey H. Weitzman, Esq.
Telecopy: (212) 536-3901

ARTICLE 20. Captions; Exhibits. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof. All Exhibits attached to this Agreement are made a part hereof and incorporated herein.

ARTICLE 21. Successors and Assigns. Subject to the restrictions in Article 25 below, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

ARTICLE 22. Governing Law. The laws of Delaware shall govern the validity, construction, enforcement and interpretation of this Agreement generally, and with respect to each specific Project the laws of the state where the Project is located.

ARTICLE 23. Multiple Counterparts. This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

ARTICLE 24. Confidentiality. CBOP and its representatives shall hold in confidence all data and information relating to the Projects, Duke or its business, whether obtained before or after the execution and delivery of this Agreement pursuant to that certain Confidentiality Agreement signed by CBRE Investors, LLC, an affiliate of CBOP, which is incorporated herein and which CBOP hereby assumes and reaffirms. In addition, CBOP and Duke agree to keep the terms and provisions of this

Agreement, the Operating Agreement and the Future Asset Agreement confidential and not to disclose the terms thereof. Notwithstanding the foregoing, each of Duke and CBOP shall have the right to disclose such data and information: (i) to the officers, directors, trustees, partners and employees of it, (ii) to it’s attorneys, accountants, environmental consultants, engineers and advisers, participating in the investigation and analysis of the Projects, (iii) in order to comply with any governmental order, rule, regulation, subpoena, regulatory authority requirement or request, (iv) in order to enforce any rights or remedies of it under this Agreement, or (v) in an announcement to the general public upon execution of this Agreement or the consummation of the Closing hereunder, provided that the parties shall reasonably cooperate in coordinating the timing and content of the announcement. In the event of a breach or threatened breach by CBOP or its representatives of this Article 24, Duke shall be entitled to all remedies set forth in the Confidentiality Agreement. Nothing in this Agreement shall be construed as prohibiting Duke or CBOP from pursuing any other available remedy at law or in equity for such breach or threatened breach of this Article 24. The provisions of this Article 24 shall survive the final Closing and any termination of this Agreement.

ARTICLE 25. Prohibition Against Assignment. Except as hereinafter set forth, CBOP’s rights and obligations hereunder shall not be assignable without the prior written consent of Duke in Duke’s sole discretion. CBOP shall have the right, upon written notice to Duke, but without Duke’s consent, to assign its rights under this Agreement to an entity owned or controlled, directly or indirectly, by CBOP; provided, that CBOP shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment, and any assignment shall benefit and be binding upon the parties hereto and their respective successors and assigns.

ARTICLE 26. Financial Accounting Statement. Duke agrees to cooperate with CBOP after each Closing in connection with the preparation and delivery of an audit letter and credit statements required under FAS 141, including making Duke’s books and records relating to the Projects available to CBOP for inspection, copying and audit by CBOP’s representatives at CBOP’s expense. The provisions of this Article shall survive the final Closing.

ARTICLE 27. Required Disclosure For Jacksonville Project.

The property described herein is part of the Westlake Development of Regional Impact and is subject to a Development Order, notice of which is recorded in the public records of Duval County, Florida, which imposes conditions, restrictions and limitations upon the use and development of the subject property which are binding upon each successor and assign. The Development Order does not constitute a lien, cloud or encumbrance of real property or actual or constructive notice of same. A copy of the Development Order may be reviewed at the office of the Planning Department, Jacksonville, Florida, or at the office of the Department of Community Affairs, State of Florida, Tallahassee, Florida.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument as of the day and date first written above.

DUKE:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership

By:	Duke Realty Corporation, an Indiana corporation, its general partner

By:
Name:
Title:

THE COMPANY:

DUKE/HULFISH, LLC

By:	Duke Realty Limited Partnership an Indiana limited partnership

By:	Duke Realty Corporation, an Indiana corporation, its general partner

By:
Name:
Title:

CBOP:

CBRE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	CB Richard Ellis Realty Trust, a Maryland real estate investment trust, its general partner

By:
Name:	Jack A. Cuneo
Title:	President